Exhibit 99.1

                    Ultralife Batteries Receives $3
Million Contract from U.S. Defense Department to Boost BA-5390 Battery
                     Production Surge Capability

    NEWARK, N.Y.--(BUSINESS WIRE)--Oct. 12, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) received a contract valued at approximately $3 million from the U.S. Defense Department to purchase equipment and enhance processes to reduce lead time and increase manufacturing efficiency to boost production surge capability of the company's BA-5390/U battery during contingency operations. These operations include periods of war, national emergency, international conflict, natural disasters or an unplanned deployment. Under the contract, Ultralife also will purchase and pre-position critical long lead-time materials and subassemblies.
    Once the purchases and process enhancements under this contract are completed, which is expected to be by the third quarter of 2006, Ultralife will have the capability to quickly ramp up production of its BA-5390 battery to deliver surge quantities. In the event that a surge is invoked, the U.S. Military would order BA-5390 batteries under Ultralife's existing Next Gen II, Phase IV contract.
    John D. Kavazanjian, Ultralife's president and chief executive officer, said, "We are pleased that the U.S. Military continues to recognize Ultralife as a valued supplier by providing the capital to support this capacity expansion. This contract will position Ultralife for increased production readiness to meet the U.S. Military's anticipated growing demand for our BA-5390 batteries."
    The BA-5390/U is a lithium/manganese dioxide non-rechargeable battery with 50 percent more energy and 50% to 100% longer operating time than the lithium/sulfur dioxide BA-5590/U battery. The BA-5390/U is widely used to power more than 50 military applications, such as the AN/PRC-119 SINCGARS (Single Channel Ground and Airborne Radio System) and the Javelin Medium Anti-Tank Missile Command Launch Unit. The BA-5390/U provides soldiers with the latest and best battery technology. More energy in each battery provides longer mission time with fewer batteries for soldiers to carry, and fewer batteries to ship and dispose of, all of which reduce cost to the military.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom and Germany, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.



    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com